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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

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
/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                        SHURGARD STORAGE CENTERS, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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[SHURGARD LOGO]         1201 Third Avenue, Suite 2200, Seattle, Washington 98101
                                   Telephone: (206) 624-8100 Fax: (206) 624-1645

                                                                   July 10, 1995

Dear Shareholder:

     I am pleased to report that during the past few months, Shurgard Storage Centers, Inc. has had a number of important developments. The following are just a few of our recent accomplishments and our plans for pursuing our goal of becoming a national leader in storage products and services.

     Dividend. The Company declared a second quarter dividend of 46 cents per share on May 9, 1995. This dividend will be paid on July 31, 1995 to shareholders of record as of June 2, 1995.

     Common Stock. On June 7, 1995, Shurgard sold 4,500,000 shares of Common Stock, from which it received net proceeds of approximately $97 million. On July 7, 1995, the underwriters for this offering of Common Stock exercised their option to purchase 420,000 additional shares to cover over-allotments. The proceeds were used to repay approximately $96 million of outstanding debt under the Company's two revolving credit facilities. The Company will use the remainder of the proceeds to finance the acquisition of self storage properties, to finance the development of properties and for general corporate purposes.

     Growth Strategy. Shurgard's strategy for growth emphasizes both internal and external growth. Our approach to internal growth is to increase cash flow by achieving the highest rental rate structure consistent with strong occupancy rates, containing costs and undertaking expansion of existing stores. In keeping with that strategy, we recently expanded our Chesapeake storage center and a storage center in St. Louis.

     The Company is also pursuing a strategy of external growth. During the past few months, Shurgard completed several acquisitions of existing facilities. Most significant of these was the purchase of all of the outstanding partnership interests in the Shurgard Evergreen Limited Partnership, which directly owns seven storage centers and, through a joint venture with public pension funds, owns an interest in three additional centers. These storage centers have 631,000 aggregate net rentable square feet. In addition, the Company has acquired a storage center in Puyallup, Washington, one in Orland Park, Illinois and one in Madison Heights, Michigan, with approximately 44,000, 63,000 and 65,000 net rentable square feet, respectively.

     As of June 30, 1995, Shurgard, directly and through its joint ventures, has seven new storage centers under construction in the United States, and an additional two in Europe. The Company intends to continue to actively seek opportunities to develop new high-quality
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self storage properties and to selectively acquire properties, including possible acquisitions of partnerships in which the Company and some of its executive officers have a financial interest. In late June, the Company had preliminary discussions concerning possible transactions involving some of these partnerships, including possible acquisitions of interests in or mergers with such partnerships. There are currently no agreements to acquire interests in or merge with any of these partnerships, but the Company intends to pursue one or more of these transactions in the near future. Of course, whether and when the Company will pursue or consummate any particular transaction depends on a number of factors, and there is no assurance that the Company will complete any such transaction.

     At the Annual Meeting of Stockholders to be held on July 26, 1995, the Company is seeking shareholder approval to amend its by-laws. Among other things, the effect of this amendment would be to modify Section 12.6(b). As described more fully in the proxy material previously sent to you, that section places certain restrictions on the terms upon which the Company might acquire assets from or interests in such partnerships. While the Company is not currently intending to propose any transaction for which amendment of the by-laws is required, it is possible that in some circumstances the by-law amendment may facilitate transactions regarding these partnerships. If the by-law amendment is adopted, any such transaction would still be subject to approval by the disinterested directors of the Company.

     With regard to the Annual Meeting, if you have not already mailed your proxy card, please take a moment to sign, date and mail your proxy card promptly so that your shares will be represented and voted at the meeting. There are a number of important matters to be considered at the meeting. We recommend that you review the proxy materials dated June 8, 1995 that were previously sent to you. If you did not receive your proxy materials or would like another copy of them, we would be happy to forward additional copies to you. If you have any questions or need assistance in completing or returning your proxy card, please call our proxy solicitor for the Annual Meeting, D.F. King & Co., Inc. toll free at 1-800-758-5378.

     Thank you again for your support.

                                          Sincerely,

                                          CHARLES K. BARBO
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                                          Charles K. Barbo
                                          Chairman, President and
                                          Chief Executive Officer